Exhibit 21.1
SUBSIDIARIES OF PUBMATIC, INC.

Name:	Jurisdiction:
PubMatic India Private Limited	India
PubMatic GmbH	Germany
PubMatic Limited	United Kingdom
PubMatic Software (Shanghai) Limited	China
PubMatic KK	Japan
PubMatic Pte Ltd	Singapore